Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Fourth Quarter and Year-End 2021 Financial Results

Addison, Texas – January 18, 2022 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter and year ended December 31, 2021. The Company's net income available to common shareholders was $9.2 million, or $0.76 per basic share, for the quarter ended December 31, 2021, compared to $9.3 million, or $0.77 per basic share, for the quarter ended September 30, 2021 and $9.9 million, or $0.82 per basic share, for the quarter ended December 31, 2020. Return on average assets and average equity for the fourth quarter of 2021 were 1.20% and 12.06%, respectively, compared to 1.24% and 12.44%, respectively, for the third quarter of 2021 and 1.48% and 14.53%, respectively, for the fourth quarter of 2020. The decrease in earnings during the fourth quarter of 2021, compared to the third quarter of 2021, was primarily due to a reverse provision for credit losses of $700,000 recorded in the third quarter of 2021, while no provision reversal was recorded in the fourth quarter of 2021, as well as a decline in non-interest income during the fourth quarter of $411,000, which were offset by a lower tax provision of $256,000. Our net core earnings†, excluding provisions for credit losses, income taxes and PPP net income, as well as our core net interest margin, adjusted to exclude the effects of PPP loans, are described further in tables below.

"We had a very nice conclusion to 2021 in the fourth quarter and are extremely pleased not only with our record breaking $39.8 million in net earnings during 2021, but also in the resilience and strength of our employees and communities as they continue to manage the challenges from this pandemic. Our loan growth during the year rebounded as well. Excluding PPP and warehouse loans, the loan portfolio increased 10.8% in 2021. The Texas economy is vibrant and our pipeline continues to be strong with increased demand across most loan types and regions. Many of our small business customers who participated in the PPP have received loan forgiveness and only $49.3 million of the original $310.4 million loaned under the program remains on our books. Non-performing assets continue to remain at very low levels. Although we, like our peers, experienced declines in net interest margin during 2021, primarily resulting from record amounts of liquidity and the low interest rate environment, we've been able to minimize the declines compared to others through proactive lending practices such as loan floors and through aggressive cost of funds reductions. As evidenced by our financial results during the quarter and year, our Company has a strong earnings stream that we expect will hold and improve as rates start to normalize," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY AND ANNUAL HIGHLIGHTS

•
Solid Net Earnings and Core Earnings. Net earnings have remained solid for the past four quarters. Net core earnings†, which exclude provisions for credit losses, income tax and net PPP income, have also remained strong over the last four quarters, demonstrating our consistent core earnings stream.
o
Net earnings for the year ended December 31, 2021 were $39.8 million, up from $27.4 million for the year ended December 31, 2020. Net core earnings† were $39.0 million for the year ended December 31, 2021, down only slightly from $40.3 million for 2020.
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Net core earnings† were $10.1 million for the fourth quarter, compared to $9.7 million for the third quarter of 2021, and $9.6 million during the fourth quarter of 2020.
•
Producing Loan Pipeline. During 2020 and early 2021, we added new loan producers throughout our footprint and continued to experience strong loan demand within our loan pipeline. Excluding PPP and warehouse loans, our loans decreased $10.0 million, or 0.6%, during the fourth quarter but have grown $176.2 million, or 10.8%, since December 31, 2020. Our loan growth is a result of internally generated sources and is not from loan purchases from other originators.
•
Strong Credit Quality. Non-performing assets as a percentage of total assets were 0.09% at December 31, 2021, compared to 0.11% at September 30, 2021 and 0.48% at December 31, 2020. Net charge-offs to average loans (annualized) were 0.04% for the quarter ended December 31, 2021, compared to 0.05% for the quarter ended September 30, 2021, and 0.03% for the quarter ended December 31, 2020. The decrease in non-performing assets during the fourth quarter of 2021 compared to the same period of 2020 resulted primarily from the resolution of three problem loans, made to two borrowers, with outstanding combined book balances of $8.7 million at December 31, 2020, that were acquired during the Westbound acquisition and which were fully reserved prior to the onset of COVID-19.
•
Paycheck Protection Program. As of December 31, 2021, there are outstanding PPP2 balances of $49.3 million to 348 borrowers, down from the $100.8 million to 1,349 borrowers originally extended loans under the PPP2 program during 2021. Those PPP2 loans have resulted in recognition of $4.5 million of net origination fees for the year ended December 31, 2021. The Bank also recognized $2.2 million in PPP1 deferred origination fees for the year ended December 31, 2021 through both amortization and forgiveness of the related PPP1 loans. As of December 31, 2021, there are outstanding PPP1 balances of $1.3 million to 45 borrowers, down from the $209.6 million to 1,944 borrowers that was originated under the PPP1 program during

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

2020. Net deferred origination fees remaining as of December 31, 2021 are $3,000 and $1.2 million for PPP1 and PPP2, respectively.

RESULTS OF OPERATIONS

Participation in the PPP1 and PPP2 program, as well as large provisions for credit losses in the second quarter of 2020 resulting from the expected effects of COVID-19, have created temporary extraordinary results in the calculation of net earnings and related performance ratios. With some continued uncertainty as a result of COVID-19 and other economic factors, the following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP1/PPP2 income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2021				2020
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Net earnings	$9,159	$9,253	$10,432	$10,962	$9,915
Adjustments:
Provision for credit losses	—	(700)	(1,000)	—	—
Income tax provision	1,923	2,179	2,312	2,336	2,290
PPP loan interest and fees	(958)	(1,005)	(1,954)	(3,905)	(2,654)
Net core earnings†	$10,124	$9,727	$9,790	$9,393	$9,551

Total average assets	$3,021,079	$2,953,181	$2,938,944	$2,775,567	$2,659,725
Adjustments:
PPP loans average balance	(61,062)	(107,931)	(155,417)	(137,251)	(179,240)
Total average assets, adjusted†	$2,960,017	$2,845,250	$2,783,527	$2,638,316	$2,480,485
Total average equity	$301,398	$295,076	$285,803	$277,612	$271,397

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	1.20%	1.24%	1.42%	1.60%	1.48%
Net earnings to average equity (annualized)	12.06	12.44	14.64	16.01	14.53
Net core earnings to average assets, as adjusted (annualized)†	1.36	1.36	1.41	1.44	1.53
Net core earnings to average equity (annualized)†	13.33	13.08	13.74	13.72	14.00

PER COMMON SHARE DATA*
Weighted-average common shares outstanding, basic	12,097,100	12,067,769	12,056,550	12,038,638	12,063,154
Earnings per common share, basic	$0.76	$0.77	$0.87	$0.91	$0.82
Net core earnings per common share, basic†	0.84	0.81	0.81	0.78	0.79

* Periods prior to the stock dividend issued during the first quarter of 2021 have been adjusted to give effect to the 10% stock dividend.
† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income in the fourth quarters of 2021 and 2020 was consistent at $24.0 million in both quarters, with only a slight increase of $68,000, or 0.3%. The increase was primarily due to a larger decrease in interest expense of $803,000, or 34.9%, compared to a decrease in interest income of $735,000, or 2.8%. The decrease in interest expense is primarily attributable to lower deposit-related interest expense of $671,000, or 35.7%, compared to the same quarter of the prior year.

Net interest margin, on a fully tax equivalent basis ("FTE"), for the fourth quarter of 2021 and 2020 was 3.39% and 3.85%, respectively. Net interest margin FTE decreased 47 basis points due mainly to a decrease in loan yield from 4.93% in the fourth quarter of 2020 to 4.71% in the fourth quarter of 2021, a change of 22 basis points, despite decreases in the cost of interest-bearing deposits from 0.51% to 0.30% during the same period, a change of 21 basis points, and the average cost of funds decreasing from 0.33% in the fourth quarter of 2020 to 0.18% for the same quarter of 2021. The decrease in net interest margin FTE was also due to a 22 basis point decrease in the yield on total securities, from 2.22% in the fourth quarter of 2020 to 2.00% in the same quarter of 2021. Additionally, there was a decrease in the average yield on interest-bearing deposits in other banks, which consists of fed funds sold, from 0.14% in the fourth quarter of 2020 to 0.10% in the current quarter, while the average balance increased 141.5% from the prior year average balance.

The decrease in loan yield was primarily due to a 6.0% increase in average loan balance and only a 2.5% corresponding increase in loan income, net of PPP effects. Loan yield, excluding the effect of PPP loans, was 4.66% in the fourth quarter of 2021, compared to 4.83% in the same quarter of the prior year, a decrease of 17 basis points. The decrease in average deposit rate was primarily due to continued reductions in interest rates for interest-bearing deposits as market conditions have allowed.

Net interest income in the third quarter of 2021 was $23.6 million, resulting in an increase of $450,000, or 1.9%, from the prior quarter through the current quarter. The increase resulted primarily from an increase in interest income of $283,000, or 1.1%, and a decrease in interest expense of $167,000, or 10.0% during the quarter.

Net interest margin, FTE, decreased slightly from 3.40% for the third quarter of 2021 to 3.39% for the fourth quarter of 2021. Loan yield increased from 4.67% in the third quarter of 2021 to 4.71% in the fourth quarter of 2021, a change of four basis points. Loan yield, excluding the effect of PPP loans, decreased seven basis points from 4.73% in the third quarter of 2021 to 4.66% in the most recent quarter. The cost of interest-bearing deposits decreased from 0.33% to 0.30% during the same period, a change of three basis points. Similarly, the average cost of funds decreased three basis points, from 0.21% in the prior quarter.

The Bank’s continued participation in the PPP program has created temporary extraordinary results in the calculation of net interest margin. To illustrate the impact of the PPP program on net interest margin, the table below excludes PPP1 and PPP2 loans and their associated fees and costs for the three months and year ended December 31, 2021:

	For the Three Months Ended December 31, 2021			For the Year Ended December 31, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,925,046	$22,833	4.71%	$1,911,540	$92,497	4.84%
Adjustments:
PPP1 loans average balance and net fees(1)	(1,846)	(50)	10.75	(43,906)	(2,614)	5.95
PPP2 loans average balance and net fees(2)	(59,216)	(908)	6.08	(71,496)	(4,609)	6.45
Total PPP loans(3)	$(61,062)	$(958)	6.22%	$(115,402)	$(7,223)	6.26%

Total loans, excluding PPP†	$1,863,984	$21,875	4.66%	$1,796,138	$85,274	4.75%

Total interest-earning assets	2,844,147	25,518	3.56	2,751,370	102,550	3.73
Total interest-earning assets, net of PPP effects†	$2,783,085	$24,560	3.50%	$2,635,968	$95,327	3.62%

Net interest income		$24,020			$95,558
Net interest margin(4)			3.35%			3.47%
Net interest margin, FTE(5)			3.39			3.51

Net interest income, net of PPP effects†		23,062			88,335
Net interest margin, net of PPP effects†(6)			3.29			3.35
Net interest margin, FTE, net of PPP effects†(7)			3.33			3.39

Efficiency ratio(8)			63.13			61.00
Efficiency ratio, net of PPP effects†(9)			65.21			65.43

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

(1) Interest earned on PPP1 loans consists of interest income of $6,000 and $430,000, and net origination fees recognized in earnings of $44,000 and $2.2 million for the three months and year ended December 31, 2021.

(2) Interest earned on PPP2 loans consists of interest income of $148,000 and $714,000, and net origination fees recognized in earnings of $760,000 and $3.9 million for the three months and year ended December 31, 2021.

(3) Interest earned consists of interest income of $154,000 and $1.1 million, and net origination fees recognized in earnings of $804,000 and $6.1 million for the three months and year ended December 31, 2021.

(4) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(5) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(6) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(7) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

(8) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(9) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

During the year ended December 31, 2020, a total allowance for credit losses provision of $13.2 million was recorded primarily to account for the estimated impact of COVID-19 on credit quality and resulted largely from changes to individual loan risk ratings, as well as COVID-specific qualitative factors. During 2021, we recorded no provision in the first and the fourth quarters, a $1.0 million reverse provision in the second quarter and a $700,000 reverse provision in the third quarter of 2021, for a total reverse provision during the year of $1.7 million. While the provision reversals captured improvements that have occurred to macro-economic factors evaluated at the onset of the pandemic, as well as risk rating upgrades for certain loans, management remains cautious about the recent surge in COVID-19 cases and the conclusion of various government stimulus programs. As such, management remains conservative in releasing COVID related provisions prior to gaining a good understanding of the residual effects of the pandemic and government relief efforts. Management understands that the economic effects of the pandemic may continue through at least the first half of 2022.

Noninterest income decreased $388,000, or 6.0%, in the fourth quarter of 2021 to $6.0 million, compared to $6.4 million for the fourth quarter of 2020. The decrease from the same quarter in 2020 was primarily due to decreases in the net gain on sale of loans of $896,000, or 44.3%, in warehouse lending fees of $98,000, or 37.4%, and in mortgage related fees of $64,000, or 32.5%, compared to the same quarter of the prior year. These decreases were partially offset by increases in merchant and debit card fees of $273,000, or 19.6%, and in service charges of $217,000, or 25.0%.

Noninterest expense increased $803,000, or 4.4%, in the fourth quarter of 2021 to $19.0 million, compared to the fourth quarter of 2020. The increase in noninterest expense in the fourth quarter of 2021 was driven primarily by a $989,000, or 9.7%, increase in employee compensation and benefits due to increased salaries and higher employee health insurance claims. Additionally, there was a $114,000, or 32.0%, increase in advertising and promotions expense and a $98,000, or 18.0%, increase in ATM and debit card expense compared to the fourth quarter of 2020.

Noninterest income in the fourth quarter of 2021 decreased by $411,000, or 6.4%, from $6.4 million in the third quarter of 2021 due primarily to a decrease in gains on sales of loans of $632,000, or 35.9%, and was partially offset by an increase in service charges of $82,000, or 8.2%. Additionally, there was a $49,000 increase in the gain on sale of assets and other real estate, an increase of $32,000 in rental income and a $16,000 positive fair value adjustment to our SBA servicing asset during the fourth quarter of 2021 compared to the prior quarter.

Noninterest expense decreased $311,000, or 1.6%, in the fourth quarter of 2021, from $19.3 million in the quarter ended September 30, 2021. The decrease was primarily due to a one-time expense of $434,000, included in other non-interest expense in the third quarter of 2021, to terminate two swap agreements associated with our trust preferred securities. This was partially offset by an $86,000, or 40.2%, increase in FDIC insurance assessment fees in the fourth quarter of 2021.

The company’s efficiency ratio in the fourth quarter of 2021 was 63.13%, compared to 64.25% in the prior quarter and 59.82% in the third quarter of 2020. Adjusted to remove the effects of PPP-related transactions, the company’s efficiency ratio† for the fourth quarter of 2021 was 65.21%, was 66.47% for the third quarter of 2021 and was 65.55% for the fourth quarter of 2020.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the company totaled $3.09 billion at December 31, 2021, compared to $2.97 billion at September 30, 2021 and $2.74 billion at December 31, 2020.

Gross loans decreased 3.2%, or $62.8 million, to $1.91 billion at December 31, 2021, compared to loans of $1.97 billion at September 30, 2021. The decrease in gross loans from the third to the fourth quarter of 2021 is primarily due to lower net loan originations and advances, as well as continued forgiveness of PPP loans, which decreased $24.7 million during the quarter. Excluding PPP loans and warehouse loans, gross loans decreased $10.0 million, or 0.6%, from the prior quarter.

Gross loans increased 2.2%, or $41.2 million, from $1.87 billion at December 31, 2020. The increase in gross loans during the fourth quarter of 2021 compared to the fourth quarter of 2020 resulted primarily from organic loan growth and was partially offset by a $89.2 million reduction in PPP loan balances during the period. Excluding PPP loans and warehouse loans, gross loans increased $176.2 million, or 10.8%, from the same quarter of the prior year.

Total deposits increased by 4.2%, or $107.8 million, to $2.67 billion at December 31, 2021, compared to $2.56 billion at September 30, 2021, and increased 16.8%, or $384.4 million, from $2.29 billion at December 31, 2020. Changes in deposits during these periods were heavily impacted by the deposit of PPP loan proceeds and COVID-related government stimulus payments into demand accounts at the Bank, as well as apparent changes in depositor spending habits in these periods resulting from economic and other uncertainties due to COVID-19.

Shareholders' equity totaled $302.2 million as of December 31, 2021, compared to $297.4 million at September 30, 2021 and $272.6 million at December 31, 2020. The increase from the previous quarter resulted primarily from net earnings of $9.2 million, offset by the payment of dividends of $2.4 million and a decrease in other comprehensive income of $3.1 million during the fourth quarter of 2021 resulting from unrealized holding losses on securities available-for-sale during the period. The $29.6 million increase from the prior year resulted from net earnings of $39.8 million, offset by the payment of dividends of $9.7 million.

Nonperforming assets as a percentage of total assets were 0.09% at December 31, 2021 compared to 0.11% at September 30, 2021, and 0.48% at December 31, 2020. The Bank’s nonperforming assets consist primarily of nonaccrual loans. During 2020, nonperforming assets included three SBA 7(a), partially guaranteed (75%) loans that were acquired in the June 2018 acquisition of Westbound Bank, with combined book balances of $8.7 million as of December 31, 2020. During the first quarter of 2021, one of these loans was resolved when the underlying collateral, a hotel, was sold to a third party. The bank charged off $475,000 in connection with the sale, all of which had previously been specifically reserved within the allowance for credit losses, or ACL. The other two loans, both to one borrower and collateralized by the same hotel, were resolved through a bankruptcy judgement during the first quarter of 2021 that allows the borrower to adequately service their debt coverage. The bankruptcy order resulted in a charge-off of $270,000, which had previously been fully reserved in the ACL. These loans were internally identified as problem assets prior to COVID-19 and were properly reserved.

	As of
	2021				2020
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
ASSETS
Cash and due from banks	$42,979	$34,741	$37,611	$38,534	$47,836
Federal funds sold	431,975	346,500	385,075	356,750	218,825
Interest-bearing deposits	24,651	27,634	24,532	28,188	85,130
Total cash and cash equivalents	499,605	408,875	447,218	423,472	351,791
Securities available for sale	342,206	269,070	446,636	407,736	380,795
Securities held to maturity	184,263	173,676	—	—	—
Loans held for sale	4,129	1,903	5,088	4,663	5,542
Loans, net	1,876,076	1,938,268	1,856,277	1,876,985	1,831,737
Accrued interest receivable	8,901	7,673	8,801	8,064	9,834
Premises and equipment, net	53,470	53,834	54,405	54,903	55,212
Other real estate owned	—	40	227	312	404
Cash surrender value of life insurance	37,141	36,582	36,367	35,836	35,510
Core deposit intangible, net	2,313	2,426	2,573	2,786	2,999
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	45,806	43,761	43,207	44,383	34,848
Total assets	$3,086,070	$2,968,268	$2,932,959	$2,891,300	$2,740,832
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$1,014,518	$972,854	$928,416	$878,883	$779,740
Interest-bearing	1,656,309	1,590,217	1,604,610	1,596,327	1,506,650
Total deposits	2,670,827	2,563,071	2,533,026	2,475,210	2,286,390
Securities sold under agreements to repurchase	14,151	11,195	15,336	24,007	15,631
Accrued interest and other liabilities	26,568	26,284	28,058	28,080	25,257
Line of credit	5,000	3,000	—	15,000	12,000
Federal Home Loan Bank advances	47,500	47,500	49,000	49,096	109,101
Subordinated debentures	19,810	19,810	19,810	19,810	19,810
Total liabilities	2,783,856	2,670,860	2,645,230	2,611,203	2,468,189

Total shareholders' equity	302,214	297,408	287,729	280,097	272,643
Total liabilities and shareholders' equity	$3,086,070	$2,968,268	$2,932,959	$2,891,300	$2,740,832

	Quarter Ended
	2021				2020
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
STATEMENTS OF EARNINGS
Interest income	$25,518	$25,235	$25,284	$26,513	$26,253
Interest expense	1,498	1,665	1,807	2,022	2,301
Net interest income	24,020	23,570	23,477	24,491	23,952
Provision for credit losses	—	(700)	(1,000)	—	—
Net interest income after provision for credit losses	24,020	24,270	24,477	24,491	23,952
Noninterest income	6,038	6,449	5,970	6,119	6,426
Noninterest expense	18,976	19,287	17,703	17,312	18,173
Income before income taxes	11,082	11,432	12,744	13,298	12,205
Income tax provision	1,923	2,179	2,312	2,336	2,290
Net earnings	$9,159	$9,253	$10,432	$10,962	$9,915

PER COMMON SHARE DATA*
Earnings per common share, basic	$0.76	$0.77	$0.87	$0.91	$0.82
Earnings per common share, diluted	0.75	0.76	0.85	0.90	0.82
Cash dividends per common share	0.20	0.20	0.20	0.20	0.18
Book value per common share - end of quarter	24.93	24.62	23.86	23.24	22.67
Tangible book value per common share - end of quarter(1)	22.09	21.75	20.98	20.34	19.74
Common shares outstanding - end of quarter	12,122,717	12,081,477	12,057,937	12,053,597	12,028,957
Weighted-average common shares outstanding, basic	12,097,100	12,067,769	12,056,550	12,038,638	12,063,154
Weighted-average common shares outstanding, diluted	12,263,252	12,211,389	12,251,587	12,177,776	12,121,221

PERFORMANCE RATIOS
Return on average assets (annualized)	1.20%	1.24%	1.42%	1.60%	1.48%
Return on average equity (annualized)	12.06	12.44	14.64	16.01	14.53
Net interest margin, fully taxable equivalent (annualized)(2)	3.39	3.40	3.44	3.85	3.85
Efficiency ratio(3)	63.13	64.25	60.12	56.56	59.82

* Periods prior to the stock dividend issued during the first quarter of 2021 have been adjusted to give effect to the 10% stock dividend.
(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	For the Years Ended
	December 31,
(dollars in thousands, except per share data)	2021	2020
INCOME STATEMENTS
Interest income	$102,550	$103,042
Interest expense	6,992	13,060
Net interest income	95,558	89,982
Provision for loan losses	(1,700)	13,200
Net interest income after provision for loan losses	97,258	76,782
Noninterest income	24,576	23,037
Noninterest expense	73,278	66,522
Income before income taxes	48,556	33,297
Income tax provision	8,750	5,895
Net earnings	$39,806	$27,402

PER COMMON SHARE DATA*
Earnings per common share, basic	$3.30	$2.25
Earnings per common share, diluted	3.26	2.24
Cash dividends per common share	0.80	0.71
Book value per common share - end of period	24.93	22.67
Tangible book value per common share - end of period†	22.09	19.74
Common shares outstanding - end of period	12,122,717	12,028,957
Weighted-average common shares outstanding, basic	12,065,182	12,219,420
Weighted-average common shares outstanding, diluted	12,211,758	12,255,480

PERFORMANCE RATIOS
Return on average assets	1.36%	1.07%
Return on average equity	13.72	10.39
Net interest margin, fully taxable equivalent(1)	3.51	3.77
Efficiency ratio(2)	61.00	58.86
† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.
* Periods prior to the stock dividend issued during the first quarter of 2021 have been adjusted to give effect to the 10% stock dividend.

(1) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(2) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	As of
	2021				2020
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$280,569	$308,647	$352,042	$373,678	$356,291
Real estate:
Construction and development	307,797	309,746	264,002	257,886	270,407
Commercial real estate	622,842	633,353	608,464	630,479	594,216
Farmland	145,501	135,413	94,525	76,867	78,508
1-4 family residential	410,673	403,403	389,616	389,542	389,096
Multi-family residential	30,971	40,810	42,086	32,090	21,701
Consumer	50,965	52,992	51,795	49,780	51,044
Agricultural	14,639	14,199	14,608	14,905	15,734
Warehouse lending	43,720	71,823	72,582	86,813	89,480
Overdrafts	363	495	444	327	342
Total loans(1)(2)	$1,908,040	$1,970,881	$1,890,164	$1,912,367	$1,866,819

	Quarter Ended
	2021				2020
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$30,621	$31,548	$32,770	$33,619	$33,757
Loans charged-off	(239)	(244)	(283)	(875)	(159)
Recoveries	51	17	61	26	21
Provision for credit loss expense	—	(700)	(1,000)	—	—
Balance at end of period	$30,433	$30,621	$31,548	$32,770	$33,619

Allowance for credit losses / period-end loans	1.59%	1.55%	1.67%	1.71%	1.80%
Allowance for credit losses / nonperforming loans	1,075.0	976.7	878.0	968.7	264.6
Net charge-offs / average loans (annualized)	0.04	0.05	0.05	0.18	0.03

NON-PERFORMING ASSETS
Non-accrual loans(3)	$2,831	$3,135	$3,593	$3,383	$12,705
Other real estate owned	—	40	227	312	404
Repossessed assets owned	14	63	9	4	6
Total non-performing assets	$2,845	$3,238	$3,829	$3,699	$13,115

Non-performing assets as a percentage of:
Total loans(1)(2)	0.15%	0.16%	0.20%	0.19%	0.70%
Total loans, excluding PPP(1)(2)	0.15	0.17	0.22	0.21	0.76
Total assets	0.09	0.11	0.13	0.13	0.48

TDR loans - nonaccrual	$103	$84	$86	$87	$90
TDR loans - accruing	9,466	9,522	9,535	9,598	9,626

(1) Excludes outstanding balances of loans held for sale of $4.1 million, $1.9 million, $5.1 million, $4.7 million, and $5.5 million as of December 31, September 30, June 30 and March 31, 2021, and December 31, 2020, respectively.

(2) Excludes deferred loan fees of $1.5 million, $2.0 million, $2.3 million, $2.6 million, and $1.5 million as of December 31, September 30, June 30 and March 31, 2021, and December 31, 2020, respectively.

(3) TDR loans - nonaccrual are included in nonaccrual loans, which are a component of nonperforming loans.

	Quarter Ended
	2021				2020
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
NONINTEREST INCOME
Service charges	$1,085	$1,003	$855	$829	$868
Net realized gain on sale of loans	1,127	1,759	1,244	1,398	2,023
Fiduciary and custodial income	615	599	570	549	513
Bank-owned life insurance income	207	215	206	212	205
Merchant and debit card fees	1,669	1,620	1,922	1,506	1,396
Loan processing fee income	188	164	164	153	167
Warehouse lending fees	164	196	211	241	262
Mortgage fee income	133	145	157	177	197
Other noninterest income	850	748	641	1,054	795
Total noninterest income	$6,038	$6,449	$5,970	$6,119	$6,426

NONINTEREST EXPENSE
Employee compensation and benefits	$11,200	$10,998	$10,204	$9,943	$10,211
Occupancy expenses	2,686	2,738	2,833	2,687	2,596
Legal and professional fees	604	644	747	604	968
Software and technology	1,167	1,258	1,055	1,114	1,127
Amortization	222	253	336	343	340
Director and committee fees	204	197	167	255	251
Advertising and promotions	470	495	338	455	356
ATM and debit card expense	643	646	616	540	545
Telecommunication expense	196	197	180	234	244
FDIC insurance assessment fees	300	214	168	169	252
Other noninterest expense	1,284	1,647	1,059	968	1,283
Total noninterest expense	$18,976	$19,287	$17,703	$17,312	$18,173

	For the Three Months Ended December 31,
	2021			2020
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$1,925,046	$22,833	4.71%	$1,937,556	$23,998	4.93%
Securities available for sale	307,345	1,358	1.75	374,362	2,087	2.22
Securities held to maturity	178,131	1,087	2.42	—	—	—
Nonmarketable equity securities	10,044	128	5.06	9,617	106	4.38
Interest-bearing deposits in other banks	423,581	112	0.10	175,410	62	0.14
Total interest-earning assets	2,844,147	25,518	3.56	2,496,945	26,253	4.18
Allowance for credit losses	(30,552)			(33,712)
Noninterest-earning assets	207,484			196,492
Total assets	$3,021,079			$2,659,725
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,622,607	$1,207	0.30%	$1,469,890	$1,878	0.51%
Advances from FHLB and fed funds purchased	47,500	105	0.88	66,331	124	0.74
Line of credit	4,761	42	3.50	10,696	94	3.50
Subordinated debentures	19,810	142	2.84	19,989	191	3.80
Securities sold under agreements to repurchase	11,156	2	0.07	20,902	14	0.27
Total interest-bearing liabilities	1,705,834	1,498	0.35	1,587,808	2,301	0.58
Noninterest-bearing liabilities:
Noninterest-bearing deposits	988,676			772,422
Accrued interest and other liabilities	25,171			28,098
Total noninterest-bearing liabilities	1,013,847			800,520
Shareholders’ equity	301,398			271,397
Total liabilities and shareholders’ equity	$3,021,079			$2,659,725
Net interest rate spread(2)			3.21%			3.60%
Net interest income		$24,020			$23,952
Net interest margin(3)			3.35%			3.82%
Net interest margin, fully taxable equivalent(4)			3.39%			3.85%

(1) Includes average outstanding balances of loans held for sale of $2.7 million and $5.8 million for the three months ended December 31, 2021 and 2020, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	For The Years Ended December 31,
	2021			2020
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$1,911,540	$92,497	4.84%	$1,872,914	$93,335	4.98%
Securities available for sale	356,232	6,839	1.92	338,510	7,798	2.30
Securities held to maturity	74,270	2,141	2.88	35,935	956	2.66
Nonmarketable equity securities	10,043	740	7.37	10,761	439	4.08
Interest-bearing deposits in other banks	399,285	333	0.08	146,659	514	0.35
Total interest-earning assets	2,751,370	102,550	3.73	2,404,779	103,042	4.28
Allowance for credit losses	(31,888)			(29,100)
Noninterest-earning assets	203,468			195,324
Total assets	$2,922,950			$2,571,003
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,601,375	$5,651	0.35%	$1,468,353	$11,624	0.79%
Advances from FHLB and fed funds purchased	49,056	413	0.84	75,940	470	0.62
Line of credit	6,066	216	3.56	6,727	213	3.17
Subordinated debentures	19,810	700	3.53	17,198	702	4.08
Securities sold under agreements to repurchase	14,812	12	0.08	18,115	51	0.28
Total interest-bearing liabilities	1,691,119	6,992	0.41	1,586,333	13,060	0.82
Noninterest-bearing liabilities:
Noninterest-bearing deposits	916,562			696,454
Accrued interest and other liabilities	25,218			24,450
Total noninterest-bearing liabilities	941,780			720,904
Shareholders’ equity	290,051			263,766
Total liabilities and shareholders’ equity	$2,922,950			$2,571,003
Net interest rate spread(2)			3.32%			3.46%
Net interest income		$95,558			$89,982
Net interest margin(3)			3.47%			3.74%
Net interest margin, fully taxable equivalent(4)			3.51%			3.77%

(1) Includes average outstanding balances of loans held for sale of $3.4 million and $6.0 million for the years ended December 31, 2021 and 2020, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets.
(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2021				2020
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Total shareholders’ equity	$302,214	$297,408	$287,729	$280,097	$272,643
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(2,313)	(2,426)	(2,573)	(2,786)	(2,999)
Total tangible common equity	$267,741	$262,822	$252,996	$245,151	$237,484
Common shares outstanding - end of quarter*(1)	12,122,717	12,081,477	12,057,937	12,053,597	12,028,957
Book value per common share	$24.93	$24.62	$23.86	$23.24	$22.67
Tangible book value per common share	22.09	21.75	20.98	20.34	19.74

* Periods prior to the stock dividend issued during the first quarter of 2021 have been adjusted to give effect to the 10% stock dividend.

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2021				2020
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Net earnings	$9,159	$9,253	$10,432	$10,962	$9,915
Adjustments:
Provision for credit losses	—	(700)	(1,000)	—	—
Income tax provision	1,923	2,179	2,312	2,336	2,290
PPP loans, including fees	(958)	(1,005)	(1,954)	(3,905)	(2,654)
Net core earnings	$10,124	$9,727	$9,790	$9,393	$9,551

Weighted-average common shares outstanding, basic*	12,097,100	12,067,769	12,056,550	12,038,638	12,063,154
Earnings per common share, basic*	$0.76	$0.77	$0.87	$0.91	$0.82
Net core earnings per common share, basic*	0.84	0.81	0.81	0.78	0.79

* Periods prior to the stock dividend issued during the first quarter of 2021 have been adjusted to give effect to the 10% stock dividend.

	Year Ended December 31,
(dollars in thousands, except per share data)	2021	2020
Net earnings	$39,806	$27,402
Adjustments:
Provision for credit losses	(1,700)	13,200
Income tax provision	8,750	5,895
PPP loans, including fees	(7,822)	(6,270)
Net interest expense on PPP-related borrowings	—	34
Net core earnings	$39,034	$40,261

Weighted-average common shares outstanding, basic*	12,065,182	12,219,420
Earnings per common share, basic*	$3.30	$2.25
Net core earnings per common share, basic*	3.24	3.29

* Periods prior to the stock dividend issued during the first quarter of 2021 have been adjusted to give effect to the 10% stock dividend.

NON-GAAP RECONCILING TABLES

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2021				2020
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
Net core earnings	$10,124	$9,727	$9,790	$9,393	$9,551
Total average assets	$3,021,079	$2,953,181	$2,938,944	$2,775,567	$2,659,725
Adjustments:
PPP loan average balance	(61,062)	(107,931)	(155,417)	(137,251)	(179,240)
Total average assets, adjusted	$2,960,017	$2,845,250	$2,783,527	$2,638,316	$2,480,485
Net core earnings to average assets, as adjusted (annualized)	1.36%	1.36%	1.41%	1.44%	1.53%
Total average equity	$301,398	$295,076	$285,803	$277,612	$271,397
Net core earnings to average equity (annualized)	13.33%	13.08%	13.74%	13.72%	14.00%

Total Non-Performing Assets to Total Loans, Excluding PPP

	Quarter Ended
	2021				2020
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
Total loans(1)(2)	$1,908,040	$1,970,881	$1,890,164	$1,912,367	$1,866,819
Adjustments:
PPP loans balance	(50,611)	(75,304)	(127,390)	(158,236)	(139,808)
Total loans, excluding PPP(1)(2)	$1,857,429	$1,895,577	$1,762,774	$1,754,131	$1,727,011

Total non-performing assets	$2,845	$3,238	$3,829	$3,699	$13,115

Non-performing assets as a percentage of:
Total loans(1)(2)	0.15%	0.16%	0.20%	0.19%	0.70%
Total loans, excluding PPP(1)(2)	0.15	0.17	0.22	0.21	0.76

(1) Excludes outstanding balances of loans held for sale of $4.1 million, $1.9 million, $5.1 million, $4.7 million, and $5.5 million as of December 31, September 30, June 30 and March 31, 2021, and December 31, 2020, respectively.

(2) Excludes deferred loan fees of $1.5 million, $2.0 million, $2.3 million, $2.6 million, and $1.5 million as of December 31, September 30, June 30 and March 31, 2021, and December 31, 2020, respectively.

Total Interest-Earning Assets, Net of PPP Effects

	For the Three Months Ended December 31, 2021			For the Year Ended December 31, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$2,844,147	$25,518	3.56%	$2,751,370	$102,550	3.73%

Total loans	1,925,046	22,833	4.71	1,911,540	92,497	4.84
Adjustments:
PPP loan average balance and net fees(1)	(61,062)	(958)	6.22	(115,402)	(7,223)	6.26
Total loans, net of PPP effects	1,863,984	21,875	4.66	1,796,138	85,274	4.75

Total interest-earning assets, net of PPP effects	$2,783,085	$24,560	3.50%	$2,635,968	$95,327	3.62%

(1) Interest earned consists of interest income of $154,000 and $1.1 million, and net origination fees recognized in earnings of $804,000 and $6.1 million for the three months and year ended December 31, 2021.

NON-GAAP RECONCILING TABLES

Net Interest Income and Net Interest Margin, Net of PPP Effects

(dollars in thousands)	Three Months Ended December 31, 2021	Year Ended December 31, 2021	Three Months Ended September 30, 2021	Three Months Ended December 31, 2020
Net interest income	$24,020	$95,558	$23,570	$23,952
Adjustments:
PPP-related interest income	(154)	(1,144)	(270)	(470)
PPP-related net origination fees	(804)	(6,079)	(735)	(2,184)
Net interest income, net of PPP effects	$23,062	$88,335	$22,565	$21,298

Total average interest-earning assets	$2,844,147	$2,751,370	$2,780,081	$2,496,945
Total average interest-earning assets, net of PPP effects	2,783,085	2,635,968	2,672,150	2,317,705

Net interest margin(1)	3.35%	3.47%	3.36%	3.82%
Net interest margin, net of PPP effects(2)	3.29	3.35	3.35	3.66

Net interest income	$24,020	$95,558	$23,570	$23,952
Interest income tax adjustments	277	1,076	278	241
Net interest income, fully taxable equivalent ("FTE")	$24,297	$96,634	$23,848	$24,193
Net interest income, FTE, net of PPP effects	23,339	89,411	22,843	21,539

Net interest margin, FTE(3)	3.39%	3.51%	3.40%	3.85%
Net interest margin, FTE, net of PPP effects(4)	3.33	3.39	3.39	3.70

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(2) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

Cost of Funds

(dollars in thousands)	Three Months Ended December 31, 2021	Three Months Ended September 30, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Total average interest-bearing deposits	$1,622,607	$1,599,012	$1,469,890	$1,601,375	$1,468,353
Adjustments:
Noninterest-bearing deposits	988,676	950,574	772,422	916,562	696,454
Total average deposits	$2,611,283	$2,549,586	$2,242,312	$2,517,937	$2,164,807

Total deposit-related interest expense	$1,207	$1,348	$1,878	$5,651	$11,624

Average cost of interest-bearing deposits	0.30%	0.33%	0.51%	0.35%	0.79%
Average cost of total deposits (cost of funds)	0.18	0.21	0.33	0.22	0.54

NON-GAAP RECONCILING TABLES

Efficiency Ratio, Net of PPP Effects

(dollars in thousands)	Three Months Ended December 31, 2021	Year Ended December 31, 2021	Three Months Ended September 30, 2021	Three Months Ended December 31, 2020
Total noninterest expense	$18,976	$73,278	$19,287	$18,173
Adjustments:
PPP-related deferred costs	—	599	—	—
Total noninterest expense, net of PPP effects	$18,976	$73,877	$19,287	$18,173

Net interest income	24,020	95,558	23,570	23,952
Net interest income, net of PPP effects	23,062	88,335	22,565	21,298

Total noninterest income	$6,038	$24,576	$6,449	$6,426

Efficiency ratio(1)	63.13%	61.00%	64.25%	59.82%
Efficiency ratio, net of PPP effects(2)	65.21	65.43	66.47	65.55

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Loan Yield, Net of PPP Effects

	Three Months Ended December 31, 2021			Three Months Ended September 30, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,925,046	$22,833	4.71%	$1,921,005	$22,605	4.67%
Adjustments:
PPP loans average balance and net fees	(61,062)	(958)	6.22	(107,931)	(1,005)	3.69
Total loans, net of PPP effects	$1,863,984	$21,875	4.66%	$1,813,074	$21,600	4.73%
Effect of removing PPP loans on loan yield			-0.05%			0.06%

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,925,046	$22,833	4.71%	$1,937,556	$23,998	4.93%
Adjustments:
PPP loans average balance and net fees	(61,062)	(958)	6.22	(179,240)	(2,654)	5.89
Total loans, net of PPP effects	$1,863,984	$21,875	4.66%	$1,758,316	$21,344	4.83%
Effect of removing PPP loans on loan yield			-0.05%			-0.10%

ACL to Total Loans, Excluding PPP

(dollars in thousands)	As of December 31, 2021	As of September 30, 2021	As of December 31, 2020
Total loans	$1,908,040	$1,970,881	$1,866,819
Adjustments:
PPP loans	(50,611)	(75,304)	(139,808)
Total loans, excluding PPP	$1,857,429	$1,895,577	$1,727,011

Allowance for credit losses	$30,433	$30,621	$33,619

Allowance for credit losses / period-end loans	1.59%	1.55%	1.80%
Allowance for credit losses / period-end loans. excluding PPP	1.64	1.62	1.95

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss fourth quarter and year-end 2021 financial results on Monday, January 18, 2022 at 10:00 am Central time. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and CFO, and Shalene Jacobson, EVP and CRO. All conference attendees must register before the call at gnty.com/register. The conference materials will be available by accessing the Investor Relations page on our website, gnty.com. A recording of the conference call will be available by 1:00 pm Central time the day of the call and remain available through January 31, 2022 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of December 31, 2021, Guaranty Bancshares, Inc. had total assets of $3.09 billion, total loans of $1.91 billion and total deposits of $2.67 billion. Visit gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results may also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the operation of financial markets; global supply chain disruption; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com